Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE BALLY’S INTERNATIONAL INTERACTIVE BUSINESS

The following is a discussion and analysis of the results of operations and financial condition of the Bally’s International Interactive business (the “Bally’s International Interactive Business,” “BII” or the “Business”) as of and for the six months ended June 30, 2025 and 2024 and as of and for the years ended December 31, 2024 and 2023.

The historical financial information presented in this discussion does not reflect changes as a result of the intended acquisition by Intralot S.A., a Greek publicly listed company (“Intralot”), of all of the issued and outstanding capital stock of Bally’s Holdings Limited, pursuant to the transaction agreement entered into between Bally’s Corporation (together with its consolidated subsidiaries, the “Bally’s Group” or “Bally’s”) and Intralot as previously disclosed in Bally’s Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 21, 2025 (the “Acquisition” and together with certain related transactions, the “Transactions”), unless otherwise stated. This discussion also includes certain key performance indicators and non-IFRS financial measures.

The following discussion contains forward-looking statements. The actual results of the Bally’s International Interactive Business could differ materially from those contained in any forward-looking statements.

Overview

The Bally’s International Interactive Business is a leading online gaming operator focusing exclusively on regulated gaming markets, particularly the UK (Europe’s largest online gaming market), where it is one of the largest operators, and Spain, where it has a growing footprint. Through licensed entities in the UK, Gibraltar, Spain and Ireland, BII delivers a wide range of engaging online games and products, including real money online slots, casino, bingo, poker and instant win games (and also, as of 2024, sports betting products), to its approximately 700,000 active cash players via a premier portfolio of distinctive and recognizable brands such as Jackpotjoy, Virgin Games, Monopoly Casino, Double Bubble Bingo, Bally Bet Sports & Casino (“Bally Bet”), Rainbow Riches Casino and Botemania (collectively, the “Branded Sites”).

The success of the Bally’s International Interactive Business’ Branded Sites are powered and underpinned by a technology stack that is mostly proprietary, including: (i) its Vitruvian technology platform (the “Vitruvian Platform”), a core technology suite that integrates various data services (including the collection and processing of data from customer interactions and operational systems and enabling data-driven decision making), artificial intelligence (“AI”) and machine learning features (including predictive models that analyse player behaviour and operational trends, facilitate customer segmentation and the optimisation of customer acquisition and retention strategies and help enhance responsible gaming, user experience and more) and real-time tracking and marketing capabilities; (ii) its Excite player account management system (the “Excite PAM”), a central hub for player registration, identity verification and financial transactions, among other things, which has been designed through over 20 years of continual investment to be highly adaptable and to include a proprietary safer gambling algorithm that is applied across all of the Branded Sites; and (iii) its Infinity content aggregator (the “Infinity Aggregator”), an aggregator of both proprietary and third-party online gaming content that facilitates adding new providers and content across any or all of the Branded Sites in a quick and easy manner. Together, BII’s technology stack represents a modern, high-quality modularized system that is optimized for efficient operations and enables fast time-to-market for new products and services in both existing and new regulated markets, and is expected to be highly complementary with Intralot’s own technology stack following the completion of the Transactions.

Since its acquisition by the Bally’s Group in October 2021, the Bally’s International Interactive Business has seen resilient growth. This growth has been supported by a range of tailored content, strong customer relationships, strong player engagement capabilities and a sophisticated customer retention strategy, which have benefited from industry trends of increased online gaming activities relative to traditional physical or land-based alternatives. The Bally’s International Interactive Business also has substantial opportunities to deliver further growth in the coming years, including, for example: (i) in sports betting, where a debut sports offering was rolled out across most of the Branded Sites in the UK in 2024 (and also introduced in Spain in 2025) and for which further front-end enhancements and improved sportsbook marketing are underway in 2025; and (ii) in Spain, where the recent lifting of many advertising restrictions and player protection requirements that had been in place since 2020 may facilitate meaningful expansion. There are also a range of other new geographic and product expansion opportunities that the Acquisition is expected to facilitate.

For the twelve months ended June 30, 2025, the Bally’s International Interactive Business’ had total revenues and Adjusted EBITDA of €726.8 million and €301.6 million, respectively. Of the €726.8 million in revenues, 91% was derived from the UK, 6% was derived from Spain, and the remainder was derived from other jurisdictions.

Carve-Out Results Presentation

The Bally’s International Interactive Business has not previously prepared consolidated financial statements. The carve-out consolidated financial statements of the Bally’s International Interactive Business have been prepared in accordance with (in the case of the audited carve-out consolidated financial statements as of and for the years ended December 31, 2024 and 2023) IFRS as issued by the International Accounting Standards Board, and (in the case of the unaudited carve-out consolidated financial statements as of and for the six months ended June 30, 2025 and 2024) IAS 34, “Interim Financial Reporting,” in each case using the stand-alone entity financial records from each relevant Bally’s International Interactive Entity with carve-out adjustments that tailor the financial information to exclusively represent the economic realities of the operations to be transferred in the Acquisition. The specific carve-out adjustments, which are detailed in Note 2 (Basis of preparation) to the historical carve-out consolidated financial statements, comprise adjustments: (i) to exclude transactions recorded in the financial results of the Bally’s International Interactive Entities that do not form part of the Bally’s International Interactive Business; (ii) to include transactions that relate to the Bally’s International Interactive Business that were recorded in the financial results of entities other than the Bally’s International Interactive Entities; (iii) to exclude the impact of hedging arrangements that were held by a Bally’s International Interactive Entity as part of the Bally’s Group’s hedging strategy and were not specifically for the Bally’s International Interactive Business; (iv) to exclude interests and investments held by the Bally’s International Interactive Entities in subsidiaries that are not part of the acquisition perimeter and which have been, or will be prior to the date on which the Acquisition is consummated, eliminated by way of a group reorganization; (v) to exclude distributions to parent companies; (vi) to net off the “Intercompany loans and other receivables” balances within “Assets” in the carve-out consolidated balance sheet to present net receivables from related parties outside of the Bally’s International Interactive Business; and (vii) as further detailed in the aforementioned Note 2 (Basis of preparation).

The preparation of the carve-out consolidated financial statements was based on certain assumptions and estimates, and may not necessarily reflect the results of operations, financial position and cash flows that would have been presented if the Bally’s International Interactive Business had been a separate consolidated group as of the dates and during the periods presented. For example, although Intralot and Bally’s expect to enter into certain services and other arrangements to help ensure that they each continue to benefit from the intellectual property and services that they historically benefitted from in the conduct of their respective businesses, and generally on arm’s length terms that are unlikely to differ materially from the underlying terms, assumptions and estimates reflected in the preparation of the carve-out consolidated financial statements, in the event that the Bally’s International Interactive Business chooses in the future to obtain certain services currently provided by Bally’s (or provided pursuant to contracts between Bally’s and a third party) from other third-party providers or add or develop the resources to provide these services internally, its cost profile in relation to such services may differ materially.

Key Factors Affecting Results of Operations and Financial Condition

The following reflects a description of the principal factors that have affected the Bally’s International Interactive Business’ performance for the years ended December 31, 2024 and 2023 and for the six months ended June 30, 2025 and 2024.

Macroeconomic Environment

Demand for the online gaming industry’s products and services is influenced by general economic conditions and trends in consumer spending in the markets in which the Bally’s International Interactive Business operates. Online gaming is a form of entertainment and, as such, competes with other forms of entertainment for consumers’ disposable income and share of discretionary spending. Although the Bally’s International Interactive Business believes online gaming can sometimes be more resilient than some other forms of entertainment, spending on online gaming may decrease if the jurisdictions in which it operates experience a decline in GDP or an increase of inflation or other unfavourable economic conditions, particularly in the UK given the large percentage of its revenue derived from this market.

The UK economy also expanded sluggishly, growing at a 0.4% rate for 2023 and 1.1% in 2024. This trend continued into 2025, with the UK’s gross domestic product growing 0.7% in the first quarter of 2025 and 0.3% in the second quarter of 2025. The Bank of England’s policy outlook is complicated by persistent price pressures in the context of this slower growth. Moreover, interest rates remained steady in the UK in 2024, reflecting expectations for lower inflation. Although the Bank of England recently lowered interest rates, forecasts for the remainder of 2025 are uncertain due to risks to economic growth, global trade and geopolitical tensions. Growth in Spain, by contrast, has been a relative bright spot and is projected to have grown 3.2% in 2024, over four times the eurozone average, boosted by strong tourism flows and services exports.

Competition in the Gaming Industries

The online gaming industries are highly competitive. Online and offline advertising is also widespread, with operators competing for affiliates and customers who are attracted by sign-up bonuses and other incentives.

Existing and new competitors may also increase marketing spending, including to unprofitable levels, in an attempt to distort the online gaming market to build market share quickly. Some of the Bally’s International Interactive Business’ competitors have or will have significantly greater financial, technical, marketing and sales resources and may be able to respond more quickly to changes in customer needs. Additionally, these competitors may be able to devote greater resources to the enhancement, promotion and sale of their games and gaming systems. The Business’ future success is dependent upon its ability to retain its current customers and to acquire new customers.

In addition to its known current competitors, traditional land-based casino operators and other entities, many of whom have significant financial resources, an entrenched position in markets and name-brand recognition, may enter the online gaming markets in the future and thereby become new competitors for the Bally’s International Interactive Business.

Players also face a vast array of entertainment choices. Other forms of entertainment, such as offline, traditional online, personal computer and console games, television, movies, sports and the internet, are much larger and more well-established markets and may be perceived by the players of the Bally’s International Interactive Business’ online games to offer greater variety, affordability, interactivity and enjoyment. These other forms of entertainment compete for the discretionary time and income of BII’s player base. If BII is unable to sustain sufficient interest in its games compared with other forms of entertainment, its business model may no longer be viable.

New Product Offerings, Marketing and Maintenance of Brand and Games Awareness

The betting and gaming industry is characterized by changing consumer trends and new product innovation. The emerging character of online gaming products and services and their evolution requires the Bally’s International Interactive Business to use leading technologies effectively, continue to develop its technological expertise, enhance its current products and services and continue to improve the performance, features and reliability of its technology and advanced information systems.

In order to acquire and retain customers, the Bally’s International Interactive Business invests significantly in the development and marketing of its brands and websites/apps. Marketing expenses may also moderately increase due to marketing efforts associated with new products and brand initiatives. For example, the Business’ overall marketing costs increased significantly in the year ended December 31, 2024 compared to the prior years, as a result of a concerted marketing effort during the year associated with the launch of Bally Bet, a new UK brand to replace the previous Megaways brand. If the Bally’s International Interactive Business is unable to develop, maintain and enhance the profits of its brands and games, its ability to attract new customers or retain existing customers and to implement its strategic goals may be adversely affected. In addition, increased competition may require more management time and resource and greater levels of expenditure to develop, maintain and enhance the profile of the Bally’s International Interactive Business’ brands and games. Existing or future competitors may also have access to greater resources to invest in their respective marketing campaigns and industry or market-wide trends towards higher marketing costs and expenditures may impact net income and profit margins.

Moreover, the Bally’s International Interactive Business relies on the know-how and resources of third-party service providers when undertaking its marketing and branding activities. It may also rely on third-party service providers to expand its product and service offerings. For example, in 2024, the Business launched its debut sports offering (for which front-end enhancements and improved sportsbook marketing are underway in 2025) in partnership with Kambi under a long-term sportsbook partnership with the Business. Similarly, the Business’ relationship with certain of its games suppliers is an important differentiating factor in its ability to continue delivering engaging and entertaining content.

The Bally’s International Interactive Business uses personal data relating to its customers for the purposes of marketing to those customers. The third-party service providers used by the Business may also process the personal data of players for marketing purposes. As a result, the Business is required to comply with the General Data Protection Regulation (EU 2016/679) (the “EU GDPR”) and its transposition into UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018, as amended by Schedule 1 to the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (SI 2019/419) (the “UK GDPR”, together with the EU GDPR, the “GDPR”), which imposes constraints on the ability of data controllers to profile customers. Local gaming law and regulation may also impose additional constraints, and continue to evolve. For example, the Gambling Commission of Great Britain (the “UKGC”) has separately introduced limitations on the use of personal data by holders of operating licenses, particularly in relation to direct marketing, and has been active in enforcing perceived breaches. Further, on May 1, 2025, a new direct marketing license condition came into force that requires operators to provide customers with options to opt-in to direct marketing on a per product (including betting, casino, bingo, as applicable) and per channel (including phone call, email and text messages (SMS) as applicable) basis. In Spain, in contrast, certain prohibitions imposed by the Spanish government during the COVID-19 lockdown on the offering of incentives or email and social media advertising have recently been loosened. As local gaming laws with specific restrictions on the gambling sector and data protection regulatory standards in the UK and the EU continue to evolve, they are likely to impact the Bally’s International Interactive Business’ ability to market its product and services, and the nature and extent of its marketing activities, both in existing and new markets.

Regulatory Environment

The Bally’s International Interactive Business is subject to robust gaming legal and regulatory frameworks in the jurisdictions in which it offers its products (at present, principally the UK, Ireland and Spain) as well as the jurisdictions in which its entities are licensed (namely, the UK, Gibraltar, Spain and Ireland). Typically, the gaming regulatory environment is established by statute and underlying regulations and is administered by one or more gaming regulatory authorities with broad discretion to regulate the affairs of licensed operators. In general, gaming regulatory authorities: (i) adopt, interpret and enforce gaming laws and regulations (including, and of increasing importance, relevant rules around anti-money laundering, safer gambling, illegal gambling, fairer gambling and advertising); (ii) impose disciplinary sanctions for breaches of licensing conditions or applicable gaming or other laws and regulations, including through revocations, suspensions, financial penalties and warnings; (iii) review the character and fitness of participants in gaming operations and make determinations regarding their suitability or qualification for licensure (on an ongoing basis); (iv) grant licenses for participation in gaming operations; (v) issue license conditions and codes of practice; (vi) collect and review reports and regulatory returns and other information submitted by operators in connection with their gaming operations (including, in some jurisdictions, through logging, reporting, and/or review of transactions and winning wagers over certain amounts); (vii) review and approve key events, including certain change-of-control and potentially other transactions; and (viii) establish and collect certain fees. The regulatory approach varies to an extent from jurisdiction to jurisdiction, but will typically involve a mix of principles-based and rules-based regulation. Compliance with applicable regulatory requirements is critical to maintaining the Business’ licenses, protecting its customers and driving growth.

In the United Kingdom, which is the Business’ largest market, online betting and gaming is regulated by the United Kingdom Gambling Act of 2005, as amended (the “UK Gambling Act”), pursuant to which the UKGC issues licences, licence conditions and codes of practice. In December 2020, the UK government launched a review of the UK Gambling Act. There is a risk that the existing online gaming regulations in the UK could be amended or become much more onerous moving forward. Following the UK government’s review of the UK Gambling Act, on April 27, 2023, the UK government published a White Paper “High Stakes: gambling reform for the digital age” (the “White Paper”), which outlined a series of recommendations for improved regulation of the industry, including financial risk checks, further online slots stake limits, a statutory levy on operators, direct marketing opt-in, and a range of other policy proposals which are structured around six main themes: (1) online player protections regarding players and products; (2) marketing and advertising; (3) the powers of the UKGC; (4) dispute resolution and consumer redress; (5) children and young adults; and (6) land-based gambling. The implementation of these recommendations is still ongoing. Although the impact of the White Paper recommendations and the UKGC reforms on the Bally’s International Interactive Business’ results of operations are currently expected to be limited (with the Business in general being less impacted relative to the wider market due to its existing policies and procedures), the various proposals are at different stages of implementation and the full consequences remain difficult to predict with certainty.

In Spain, the Spanish Gambling Act, which came into effect on May 29, 2011, regulates the Spanish online gambling market and requires that operators that provide gambling services (e.g., betting and iGaming) in Spain obtain an operating license from the Directorate General for the Regulation of Gambling (Dirección General de Ordenación del Juego). Due in part to the loosening of the COVID-era advertising restrictions in 2024 referred to above, the Spanish market is expected grow at a higher rate over the next few years, which the Bally’s International Interactive Business believes creates a meaningful upside opportunity if an effective, locally-adapted marketing and retention strategy can be executed.

Gibraltar is currently in the process of updating and revising its remote gambling licensing and regulatory framework. The final draft of a new Gambling Act has been formally tabled before the Gibraltar Parliament and is expected to become effective on or around October 1, 2025. The new Gibraltar Gambling Act will replace and repeal the existing Gibraltar Gambling Act 2005 in its entirety. The principal aim of the new Gibraltar Act is to modernise the current framework and ensure that it remains fit for purpose reflecting the realities of the industry today. Key changes include an expansion of the triggers for licensing, the introduction of new categories of licences (including B2B remote gambling licences and licences for entities providing support services to licensees) and the introduction of a Gambling Appeals Tribunal. In addition, key management roles and individuals exercising significant influence must now be approved by the commissioner, undergoing fit and proper tests. While it is also anticipated that there will be changes to inter alia the applicable fee structures and certain regulatory processes, these are not expected to materially impact the Bally’s International Interactive Business, since licensees will generally be grandfathered into the new Gibraltar Act and only limited modifications are expected upon renewal of the Gibraltar licenses to bring the licence agreement and arrangements in line with the new legislation.

The changing regulatory landscape within jurisdictions in which the Bally’s International Interactive Business operates or may seek to operate (or from where the Bally’s International Interactive Business derives, or may seek to derive revenue), as well as the differences in regulation from jurisdiction to jurisdiction, may result in significant uncertainty and increased competition, impact the Bally’s International Interactive Business in current markets and prospects in new markets and have a material adverse effect on the Business and its operating results and financial condition by restricting the Bally’s International Interactive Business’ local marketing activities or requiring the Bally’s International Interactive Business to cease accepting customers from such jurisdictions entirely.

Tax Environment

The Bally’s International Interactive Business is subject to income taxes, gaming levies and duties and other taxes in a number of jurisdictions including Gibraltar, Malta, Estonia, Spain, Ireland and the UK. The Business’ expected income tax expense is based on the accounting profit of each legal entity, determined in accordance with applicable accounting standards and tax regulations, with the effects of its corporate structure, intercompany and intellectual property arrangements, and the nature and location of its operations reflected in the financial statements. In the future, the Bally’s International Interactive Business’ effective tax rate could be adversely affected by changes in the mix of earnings in countries with differing statutory tax rates, changes in tax treaties and changes in tax laws, regulations, guidelines or accounting principles. In addition, the determination of the Business’ worldwide provision for income taxes and other tax liabilities requires significant judgement by management.

The Bally’s International Interactive Business’ future taxes could be adversely affected by earnings being lower than anticipated in jurisdictions that have lower statutory tax rates and higher than anticipated in jurisdictions that have higher statutory tax rates, by changes in the valuation of the Business’ deferred tax assets and liabilities, or by changes in tax laws, regulations, guidelines, or accounting principles, or as a result of taxes in new jurisdictions where it does not currently operate but may in the future as a result of licensure, approval or other factors. For example, in April 2025, the UK government introduced a statutory levy on licensed operator revenue for the research, prevention and treatment of gambling harms from 0.1% to 1.1% of gross gaming revenue in 2024 for most online B2C and software license categories and 0.5% for land-based casinos. In addition, the UK government launched a consultation in April 2025 on how to bring remote gambling duties into a single tax, as against the current UK regime of three distinct tax rates (the Remote Gaming Duty (RGD) at 21% of operator profit, General Betting Duty (GBD) at 15% of profit and Pool Betting Duty (PBD) at 15% of net stake receipts), in each case, of gross profit as calculated for the purposes of the relevant duty. The risks associated with potential tax harmonization, which include possible rate rises, remain uncertain.

Key Factors Affecting the Comparability of Our Results of Operations

Licensing Royalties

During the fourth quarter of 2024, as part of a strategic realignment, the Bally’s Group sold its interactive business in Asia and certain other international markets (the “Carved-Out Business”) to a company (the “Buyer”) formed by members of the management of the Carved-Out Business. Concurrently with the carve-out, ownership of certain intellectual property used in the Carved-Out Business has been placed into an independent trust and is being licensed by the trust to the Buyer for a term of five years (subject to extension). Under the relevant trust arrangements, proceeds generated from the independent trust property are distributed to an entity within BII, and accordingly, are recognized as licensing revenue within “Non-gaming revenue” in the carve-out consolidated profit and loss accounts for the Bally’s International Interactive Business.

This licensing revenue recognized in the year ended December 31, 2024 (which, having commenced in November, was recognized only in relation to November and December) amounted to €6.5 million, and in the six months ended June 30, 2025 (in relation to the entire period) amounted to €14.4 million. BII does not bear any material costs in connection with its receipt of the licensing revenue.

Fluctuations in Foreign Currency Exchange Rates

The preponderance of the Bally’s International Interactive Business’ revenues and its cost base are denominated in British pounds sterling, while the reporting currency for its carve-out consolidated financial statements is the euro. Thus, a decrease in the value of British pounds sterling against the euro will decrease the euro amounts of revenues, expenses and profits reported for the Business’ British pound sterling operations, while an increase in the in the value of British pounds sterling against the euro will generally have the opposite effect.

Certain Key Performance Indicators and Non-IFRS Measures

The Bally’s International Interactive Business uses certain key performance indicates (“KPIs”) and non-IFRS financial measures, such as EBITDA and Adjusted EBITDA, which in its view provide alternative measures with which to monitor its economic, financial and operating performance. These measures have been provided for informational purposes only and are not indicative of historical operating results nor are they meant to be predictive of future results. Non-IFRS measures should not be considered as an alternative to similar measures calculated and presented in accordance with IFRS. Not all companies calculate these measures in an identical manner and, accordingly, the Bally’s International Interactive Business’ presentation may not be consistent with similar measures used by other companies.

EBITDA and Adjusted EBITDA

The Bally’s International Interactive Business defines EBITDA as income before interest expense (net of interest income), income taxes, amortisation and depreciation, impairment of assets, and foreign exchange. The Business defines Adjusted EBITDA as EBITDA further adjusted for reorganisation costs, acquisition, transaction-related costs, one-off tax charges and certain other gains or losses (collectively referred to as “Transactional Add-backs”). While this measure is not recognised by IFRS, management of the Business believes that it is a meaningful indicator of the Business’ underlying financial performance.

The following table presents a reconciliation of Adjusted EBITDA to net income for the periods indicated:

	Years ended		Six months ended
	December 31,		June 30,
(€ in millions)	2024	2023	2025	2024
Net income	177.7	179.3	116.0	73.8
Interest expense, net	6.5	7.6	4.2	2.8
Tax expense	46.9	19.6	15.0	23.5
Amortisation and depreciation	23.4	22.2	11.1	11.0
Impairment	11.8	3.2	—	11.8
Foreign exchange (gain) / loss	(2.7)	0.5	3.4	(1.9)
EBITDA	263.7	232.4	149.7	121.0
Transactional Add-backs	6.2	9.6	2.2	(0.8)
Adjusted EBITDA	269.9	242.0	151.9	120.2

Key Performance Indicators

The Bally’s International Interactive Business tracks monthly online real money revenue per average active player as a metric of customer engagement, which is a key driver of long-term growth and is useful in assessing performance against customer experience strategic objectives. The below table presents this metric for the Business for the periods indicated:

	Years ended		Six months ended
	December 31,		June 30,
	2024	2023	2025	2024
Average online active players per month(1) (#’000s)	678.2	642.2	682.5	677.2
Total online real money revenue(2) (€ in millions)	673.8	610.2	346.3	323.5
Average online real money revenue per month(3) (€ in millions)	56.1	50.9	57.7	53.9
Monthly online real money revenue per average active player(4) (€)	83	79	85	80

(1)	Average online active players per month is defined as real money players who have placed at least one bet in a given month, averaged over a reported period.
(2)	Total online real money revenue is defined as revenue less revenue earned from B2B operations.
(3)	Average online real money revenue per month is defined as total online real money revenue, averaged over a reported period.
(4)	Monthly online real money revenue per average active player is defined as average online real money revenue per month divided by average online active players per month.

Monthly online real money revenue per average active player increased 5.1% for the year ended December 31, 2024 and 6.3% for the six months ended June 30, 2025.

Explanation of Key Line Items in the Carve-Out Income Statement

Revenue

Gaming revenue consists of online and retail components. Online gaming revenue is the total amounts wagered by players less all winnings payable to players, bonuses allocated and jackpot contributions. Players transact with the Bally’s International Interactive Business’ individual businesses under agreed terms, which form the basis for the contractual arrangement.

Retail revenue consists of retail gaming service contracts involving our land-based casinos which include an obligation to honour the outcome of a wager and to pay out an amount equal to the stated odds, including the return of the initial wager, when a customer receives a winning hand. These elements, honouring the outcome of the hand of play and issuing the pay out, are considered a single performance obligation. An additional performance obligation arises when customers earn additional benefits under player loyalty programmes.

Non-gaming revenue primarily comprises distributions of licensing fees earned by the independent trust described in “—Key Factors Affecting the Comparability of Our Results of Operations—Licensing Royalties” above.

Distribution costs

Distribution costs comprise the costs of selling and marketing costs, licensing fees, gaming taxes (including one-off tax charges) and payment processing fees. With the exception of selling and marketing expenses, distribution costs tend to be variable in relation to gaming revenue.

General and administrative expenses

General and administrative expenses primarily comprise compensation and benefits, professional fees, technology infrastructure costs, as well as other general overhead costs, including depreciation and amortization.

Transactional Add-backs

Transactional Add-backs relate to non-recurring charges related to legal, professional, due diligence and other direct costs/fees associated with transactions, acquisitions, disposals and reorganisations contemplated or completed by the Business.

Comparison of the Results of Operations of the Bally’s International Interactive Business

The following table sets forth BII’s operating results for the six months ended June 30, 2024 and 2025.

	Years ended		Six months ended
	December 31,		June 30,
	2024	2023	2025	2024
(€ in millions)	(audited)	(audited)	(unaudited)	(unaudited)
Revenue
Gaming	675.7	610.1	350.6	323.5
Non-gaming	10.0	3.5	15.6	1.6
Total revenue	685.7	613.6	366.2	325.1

Expenses
Distribution costs	(295.7)	(274.8)	(155.2)	(143.9)
General and administrative expenses	(149.7)	(128.5)	(72.4)	(71.2)
Impairment of assets	(11.8)	(3.2)	—	(11.8)
Transaction related costs	—	(0.1)	—	—
Foreign exchange gain / (loss)	2.6	(0.5)	(3.4)	1.9
Total expenses	(454.6)	(407.1)	(231.0)	(225.0)

Interest income	1.4	0.9	0.3	1.1
Interest expense	(7.9)	(8.5)	(4.5)	(3.9)
Total financing expenses	(6.5)	(7.6)	(4.2)	(2.8)
Net income before taxes	224.6	198.9	131.0	97.3

Tax expense	(46.9)	(19.6)	(15.0)	(23.5)
Net income	177.7	179.3	116.0	73.8
Foreign exchange translation	—	—	(0.6)	—
Total comprehensive income	177.7	179.3	115.4	73.8

Comparison of Results of Operations for the Six Months Ended June 30, 2024 with the Six Months Ended June 30, 2025

Revenue

Revenue increased by €41.1 million, or 12.7%, to €366.2 million for the six months ended June 30, 2025 from €325.1 million for the six months ended June 30, 2024, with gaming revenue increasing by €27.1 million, or 8.4%, to €350.6 million from €323.5 million and non-gaming revenue increasing by €14.0 million, or 860.3%, to €15.6 million from €1.6 million.

The increase in gaming revenue was primarily due to organic growth in the number of active users as well as successful revenue optimization strategies. The increase in gaming revenue also benefited to some extent from a strengthening of the British pound sterling against the euro as well as the recognition of three months revenue from the land-based casino in the UK (“Bally’s Newcastle”), which was acquired in the fourth quarter of 2024.

The increase in non-gaming revenue was primarily due to licensing fees earned by the independent trust described in “—Key Factors Affecting the Comparability of Our Results of Operations—Licensing Royalties.”

Distribution costs

Distribution costs increased by €11.3 million, or 7.9%, to €155.2 million for the six months ended June 30, 2025 from €143.9 million for the six months ended June 30, 2024. This increase was primarily due to increased gaming taxes and licensing fees linked to the higher revenues described above, partially offset by lower processing fees driven by contract renegotiations with certain providers.

General and administrative expenses

General and administrative expenses increased by €1.2 million, or 1.6%, to €72.4 million for the six months ended June 30, 2025 from €71.2 million for the six months ended June 30, 2024. This increase was primarily due to inflation.

Impairment of assets

Impairment of assets decreased by €11.8 million to nil for the six months ended June 30, 2025 from €11.8 million for the six months ended June 30, 2024 as there were no impaired assets in the current period.

Tax expense

Tax expense decreased by €8.5 million to €15.0 million for the six months ended June 30, 2025 from €23.5 million for the six months ended June 30, 2024. This decrease was primarily due to the changes described above.

Net income before taxes

Net income before taxes increased by €33.7 million to €131.0 million for the six months ended June 30, 2025 from €97.3 million for the six months ended June 30, 2024. This increase was primarily due to the changes described above.

Adjusted EBITDA

Adjusted EBITDA increased by €31.7 million to €151.9 million for the six months ended June 30, 2025 from €120.2 million for the six months ended June 30, 2024. This increase was primarily due to the higher revenues described above and effective cost management. Amortization and depreciation, which (together with impairment of assets, discussed above, and Transactional Add-backs) represent the main difference between Adjusted EBITDA and net income before taxes, were flat. Transactional Add-backs increased by €3.0 million to €2.2 million for the six months ended June 30, 2025 from negative adjustments of €0.8 million for the six months ended June 30, 2024.

Comparison of the Results of Operations for the Year Ended December 31, 2023 with the Year Ended December 31, 2024

Revenue

Revenue increased by €72.1 million, or 11.8%, to €685.7 million for the year ended December 31, 2024 from €613.6 million for the year ended December 31, 2023, with gaming revenue increasing by €65.6 million, or 10.8%, to €675.7 million from €610.1 million, and non-gaming revenue increasing by €6.5 million, or 181.7%, to €10.0 million from €3.5 million.

The increase in gaming revenue was primarily due to organic growth in the number of active users as well as successful revenue optimization strategies. The increase in gaming revenue also benefited to some extent from a strengthening of the British pound sterling against the euro as well as the recognition of two months of revenue from Bally’s Newcastle.

The increase in non-gaming revenue was primarily attributable to the commencement in November 2024 of distributions of licensing fees earned by the independent trust described in “—Key Factors Affecting the Comparability of Our Results of Operations—Licensing Royalties” above.

Distribution costs

Distribution costs increased by €20.9 million, or 7.6%, to €295.7 million for the year ended December 31, 2024 from €274.8 million for the year ended December 31, 2023. This increase was primarily due to an increase in marketing spend, as a result of the concerted marketing effort during the year associated with the launch of the new Bally Bet brand, as well as increased gaming taxes and licensing fees linked to higher revenues described above, partially offset by lower processing fees driven by contract renegotiations with certain providers.

General and administrative expenses

General and administrative expenses increased by €21.2 million, or 16.5%, to €149.7 million for the year ended December 31, 2024 from €128.5 million for the year ended December 31, 2023. This increase was primarily due to an increase in the statutory levy imposed in the UK on gambling operators (which increased from 0.1% to 1.1% of gross gaming revenue in 2024, a level at which it is currently expected to remain), fees associated with termination of a content partnership and a revision in attribution rules used to allocate shared costs between BII and other reportable segments of the Bally’s Group.

Impairment of assets

Impairment of assets increased by €8.6 million to €11.8 million for the year ended December 31, 2024 from €3.2 million for the year ended December 31, 2023. This increase was primarily due to a larger write-off for previously capitalised software development.

Tax expense

Tax expense increased by €27.3 million to €46.9 million for the year ended December 31, 2024 from €19.6 million for the year ended December 31, 2023. This increase was primarily due to a higher deferred tax liability recognised following a reduction in tax value of certain intangible assets.

Net income before taxes

Net income before taxes increased by €25.7 million to €224.6 million for the year ended December 31, 2024 from €198.9 million for the year ended December 31, 2023. This increase was primarily due to the changes described above.

Adjusted EBITDA

Adjusted EBITDA increased by €27.9 million, or 11.5%, to €269.9 million for the year ended December 31, 2024 from €242.0 million for the year ended December 31, 2023. This increase was primarily driven by strong revenue growth and effective cost management. Amortization and depreciation, which (together with impairment of assets, discussed above, and Transactional Add-backs) represent the main difference between Adjusted EBITDA and net income before taxes, were broadly flat. Transactional Add-backs decreased by €3.4 million to €6.2 million for the year ended December 31, 2024 from €9.6 million for the year ended December 31, 2023.

Liquidity and Capital Resources

BII requires capital and liquidity to fund existing and future operations and future cash payments. BII’s policy is to maintain sufficient capital levels to fund its financial position and meet future commitments and obligations in a cost-effective manner.

BII’s ability to generate cash depends on its operating performance, which depends on general economic, financial, industry and other factors, many of which are beyond the Business’ control.

Cash Flows

The following table sets out the Bally’s International Interactive Business’ statement of cash flows for the periods indicated:

	Years ended December 31,		Six months ended June 30,
	2024	2023	2025	2024
(€ in millions)	(audited)	(audited)	(unaudited)	(unaudited)
Total cash provided by operating activities	304.7	137.4	169.7	137.8
Total cash used in financing activities	(236.9)	(165.2)	(115.1)	(95.4)
Total cash used in investing activities	(30.8)	(20.9)	(11.0)	(14.3)
Net cash inflow / (outflow)	37.0	(48.7)	43.6	28.1
Cash, beginning of period	27.4	71.7	31.0	27.4
Exchange (loss) / gain on cash and cash equivalents	(33.4)	4.4	(49.1)	(26.6)
Cash on hand, end of period	31.0	27.4	25.5	28.9
Net increase / (decrease) in cash during the year	37.0	(48.7)	43.6	28.1

Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2024

Total cash provided by operating activities

Total cash provided by operating activities was €169.7 million for the six months ended June 30, 2025, which reflected €139.4 million of cash provided by operating activities before working capital movements. Working capital movements resulted in €30.3 million of net cash inflows, which was primarily the result of utilization of a deferred payables scheme.

Total cash provided by operating activities was €137.8 million for the six months ended June 30, 2024, which reflected €132.4 million of cash provided by operating activities before working capital movements. Working capital movements resulted in €5.4 million of net cash inflows, which was primarily the result of normal trading operations of the Business.

Total cash used in financing activities

Total cash used in financing activities was €115.1 million for the six months ended June 30, 2025. This was primarily due to €114.1 million in loans advanced to entities in the Bally’s Group that will not be transferred as part of the Acquisition, partially offset by €6.3 million of supplier financing related to the deferred payables scheme discussed above.

Total cash used in financing activities was €95.4 million for the six months ended June 30, 2024. This was primarily due to €129.0 million loans advanced to entities in the Bally’s Group that will not be transferred as part of the Acquisition, partially offset by €35.1 million of supplier financing.

Total cash used in investing activities

Total cash used in investing activities was €11.0 million for the six months ended June 30, 2025. This was primarily due to €10.3 million of capitalised development costs and €0.7 million of acquisitions of additional fixtures and computer equipment.

Total cash used in investing activities was €14.3 million for the six months ended June 30, 2024. This was primarily due to €14.0 million of capitalised development costs and €0.3 million of acquisitions of additional fixtures and computer equipment.

The Business’ capitalised development costs during the periods under review primarily related to development of its proprietary platform.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2023

Total cash provided by operating activities

Total cash provided by operating activities was €304.7 million for the year ended December 31, 2024, which reflected €251.7 million of cash provided by operating activities before working capital movements. Working capital movements resulted in €53.0 million of net cash inflows, which were primarily the result of a new payables deferral strategy to pay off maturing trade and other obligations such as gaming tax accruals through bills of exchange in order to effectively extend payment terms by an additional 60 days, as well as an increase in trade payables.

Total cash provided by operating activities was €137.4 million for the year ended December 31, 2023, which reflected €230.6 million of cash provided by operating activities before working capital movements. Working capital movements resulted in €93.2 million of net cash outflows, which were primarily the result of intercompany trading activity with entities in the Bally’s Group that will not be transferred as part of the Acquisition.

Total cash used in financing activities

Total cash used in financing activities was €236.9 million for the year ended December 31, 2024. This was primarily due to €266.1 million in loans advanced to entities in the Bally’s Group that will not be transferred as part of the Acquisition, partially offset by €35.1 million of supplier financing related to the payables deferral strategy discussed above.

Total cash used in financing activities was €165.2 million for the year ended December 31, 2023. This was primarily due to €164.6 million loans advanced to entities in the Bally’s Group that will not be transferred as part of the Acquisition.

Total cash used in investing activities

Total cash used in investing activities was €30.8 million for the year ended December 31, 2024. This was primarily due to €28.1 million of capitalised software development costs and €1.9 million of acquisitions of additional fixtures and computer equipment.

Total cash used in investing activities was €20.9 million for the year ended December 31, 2023. This was primarily due to €17.4 million of capitalised software development costs and €2.0 million of acquisitions of additional fixtures and computer equipment.

Off-Balance Sheet Arrangements

As of June 30, 2025, the Bally’s International Interactive Business did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Qualitative and Quantitative Disclosure about Market Risk

In the ordinary course of business, the Bally’s International Interactive Business is exposed to a variety of market risks arising in relation to its financial assets and liabilities, including credit risk, liquidity risk and foreign exchange risk. The Business has historically sought to maintain a balanced approach to managing its financial exposure by matching assets and liabilities and achieving operational flexibility through use of liquidity generated by operating activities.

Credit Risk

Credit risk is the risk of loss associated with the counterparty’s inability to fulfill its payment obligations. As of December 31, 2024, the Bally’s International Interactive Business is largely exposed to credit risk through its relationship with its service providers as well as its cash balances.

The Business monitors the credit ratings of counterparties regularly and as of December 31, 2024 does not expect any losses from non-performance by the counterparties. The Business’ policy is to transfer significant concentrations of cash held at lower-rated financial institutions to higher-rated financial institutions as swiftly as possible.

Liquidity Risk

Liquidity risk arises from the Bally’s International Interactive Business’ ability to meet its financial obligations as they become due. Management believes that the cash generated from the Bally’s International Interactive Business’ business activities is sufficient to fund its working capital and capital expenditure needs in the short and long term, assuming there are no significant adverse changes in the markets in which the Bally’s International Interactive Business operates.

Foreign Exchange Risk

Foreign exchange risk arises when individual group entities enter into transactions denominated in a currency other than their functional currency. The Bally’s International Interactive Business’ policy is, where possible, to allow individual group entities to settle liabilities denominated in their functional currency with the cash generated from their own operations in that currency. Where the Bally’s International Interactive Business’ entities have liabilities denominated in a currency other than their functional currency (and have insufficient reserves of that currency to settle them), cash already denominated in that currency will, where possible, be transferred from elsewhere within the Bally’s International Interactive Business.

Apart from these particular cash flows, the Bally’s International Interactive Business aims to fund expenses and investments in its respective currencies and to manage foreign exchange risk at a local level by matching the currency in which revenue is generated and expenses are incurred as well as by matching the currency of its debt structure with the currency cash is generated in.

Use of Accounting Estimates

The preparation of the Bally’s International Interactive Business’ carve-out consolidated financial statements requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income, expenses and cash flows and the accompanying disclosures. Estimates and judgements are continuously evaluated and are based on management’s experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

The effect of a change in an accounting estimate is recognised prospectively by including it in the carve-out consolidated profit and loss accounts in the period of the change, if the change affects that period only; or in the period of the change and future periods if the change affects both.

For additional discussion on significant accounting judgments, estimates and assumptions made in preparing the Bally’s International Interactive Business’ carve-out consolidated financial statements, please refer to Note 4 (Summary of significant accounting judgements, estimates and assumptions) to the Bally’s International Interactive Business’ historical carve-out consolidated financial statements.

Goodwill and Intangible Assets

Goodwill and intangible assets are reviewed for impairment annually, or more frequently when there are indicators that impairment may have occurred, by comparing the carrying value to its recoverable amount. Management uses judgement in estimating the recoverable values of the Bally’s International Interactive Business’ cash-generating unit and uses internally developed valuation models that consider various factors and assumptions including forecasted cash earnings, growth rates and discount rates. The use of different assumptions and estimates could influence the determination of the existence and extent of impairment and the valuation of intangible assets.

Taxes

The Bally’s International Interactive Business may be subject to indirect taxation on transactions, which have been treated as exempt supplies of gambling, or on supplies which have been zero rated where legislation provides that the services are received or used and enjoyed in the country where the service provider is located. Revenue earned from players located in any particular jurisdiction may give rise to further taxes in that jurisdiction. If such taxes are levied, either on the basis of current law or the current practice of any tax authority, or by reason of a change in the law or practice, then this may have a material adverse effect on the amount of tax payable by the Bally’s International Interactive Business, its financial position or its reported results. Where it is considered probable that a previously identified contingent liability will give rise to an actual outflow of funds, then a provision is made in respect of the relevant jurisdiction and period impacted. Where the likelihood of a liability arising is considered less than probable the contingency is not recognised as a liability at the balance sheet date.

The Bally’s International Interactive Business is also exposed to a range of different corporation and other tax regimes. Any given tax jurisdiction may have complex legislation operating both domestically and potentially beyond the borders of the country in question. This requires the Business to make judgements on the basis of detailed tax analysis and recognise payables or provisions and disclose contingent liabilities as appropriate in the circumstances. Should the Business’ judgement change as it is revisited over time, or the associated estimates be updated as more information comes to light, tax expense recorded in the carve-out consolidated profit and loss accounts in future reporting periods will be affected.